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                                                                Exhibit 3.1

                          CERTIFICATE OF INCORPORATION
                                       OF
                     PEACH AUTO PAINTING AND COLLISION, INC.


         FIRST: The name of the Corporation is Peach Auto Painting and Collision, Inc.

         SECOND: The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is Corporation Trust Company.

         THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

         FOURTH: (1) The total number of shares of capital stock which the Corporation shall have authority to issue is 21,000,000 shares of capital stock, of which 20,000,000 shares are classified as Common Stock, par value $0.01 per share, and 1,000,000 shares are classified as Preferred Stock, par value $0.01 per share.

         (2) Subject to the limitations prescribed by law and the provisions of this ARTICLE FOURTH, the Board of Directors may classify and reclassify any unissued shares of Preferred Stock by setting or changing in any one or more respects, from time to time before issuance of such shares, the preferences, conversion or other rights, voting powers, restrictions (including restrictions on transfers of shares), limitations as to dividends, qualifications or terms or conditions of redemption of such shares of Preferred Stock. The power of the Board of Directors to classify and reclassify any of the shares of Preferred Stock shall include, without limitation, authority to determine, fix, or alter one or more of the following:

         (a) The distinctive designation of such class or series and the number of shares to constitute such class or series; provided that, unless otherwise prohibited by the terms of such or any other class or series, the number of shares of any class or series may be decreased by the Board of Directors in connection with any classification or reclassification of unissued shares, and the number of shares of such class or series may be increased by the Board of Directors in connection with any such classification or reclassification, and any shares of any class or series which have been redeemed, purchased, otherwise acquired or converted into shares of Common Stock or any other class or series shall become part of the authorized capital stock and be subject to classification and reclassification as provided in this sub-paragraph.

         (b) Whether or not and, if so, the rates, amounts and times at which, and the conditions under which, dividends shall be payable on shares of such class or series, whether any such dividends shall rank senior, or junior to, or on a parity with the dividends payable on any other class or series of stock, and the status of any such dividends as cumulative, cumulative to a limited extent or non-cumulative and as participating or non-participating.


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         (c) Whether or not shares of such class or series shall have voting rights, in addition to any voting rights provided by law and, if so, the terms of such voting rights.

         (d) Whether or not shares of such class or series shall have conversion or exchange privileges and, if so, the terms and conditions thereof, including provision for adjustment of the conversion or exchange rate in such events or at such times as the Board of Directors shall determine.

         (e) Whether or not shares of such class or series shall be subject to redemption and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates; and whether or not there shall be any sinking fund or purchase account in respect thereof and, if so, the terms thereof.

         (f) The rights of the holders of shares of such class or series upon the liquidation, dissolution or winding up of the affairs of, or upon any distribution of the assets of, the Corporation, which rights may vary depending upon whether such liquidation, dissolution or winding up is voluntary or involuntary and, if voluntary, may vary at different dates, and whether such rights shall rank senior, or junior to, or on a parity with such rights of any other class or series of stock.

         (g) Whether or not there shall be any limitations applicable, while shares of such class or series are outstanding, upon the payment of dividends or making of distributions on, or the acquisition of, or the use of moneys for purchase or redemption of, any stock of the Corporation, or upon any other action of the Corporation, including action under this sub-paragraph, and, if so, the terms and conditions thereof.

         (h) Any other preferences, rights, restrictions, including restrictions on transferability, and qualifications of shares of such class or series not inconsistent with law and the Certificate of Incorporation.

         FIFTH: The name and address of the sole incorporator of the Corporation are:

                           Bradford R. Lenox
                           Smith Helms Mulliss & Moore, L.L.P.
                           2800 Two Hannover Square
                           Post Office Box 27525
                           Raleigh, North Carolina 27601

         The power of the incorporator as such shall terminate upon the filing of this Certificate of Incorporation.



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         SIXTH. The name and mailing addresses of the persons who are to serve as directors until the first annual meeting of the stockholders or until a successor is elected and qualified, are as follows:

         Lenward C. Wilbanks, Jr.                    560 45th Street, Suite A-2
                                                     Columbus, Georgia 31904

         Laura W. Rodier                             560 45th Street, Suite A-2
                                                     Columbus, Georgia 31904

         Lisa W. Griffin                             560 45th Street, Suite A-2
                                                     Columbus, Georgia 31904


         SEVENTH. Unless and except to the extent that the by-laws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

         EIGHTH. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors of the Corporation is expressly authorized to make, alter and repeal the by-laws of the Corporation, subject to the power of the stockholders of the Corporation to alter or repeal any by-law whether adopted by them or otherwise.

         NINTH. (1) A director of the Corporation shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by Delaware law.

         (2) (a) Each person (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by Delaware Law. The right to indemnification conferred in this ARTICLE NINTH shall also include the right to be paid by the Corporation the expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent authorized by Delaware Law. The right to indemnification conferred in this ARTICLE NINTH shall be a contract right.

         (b) The Corporation may, by action of its Board of Directors, provide indemnification to such of the officers, employees and agents of the Corporation to such extent and to such effect as the Board of Directors shall determine to be appropriate and authorized by Delaware Law.

         (3) The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another

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corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss incurred by such person in any such capacity or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under Delaware law.

         (4) The rights and authority conferred in this ARTICLE NINTH shall not be exclusive of any other right which any person may otherwise have or hereafter acquire.

         (5) Any repeal or modification of this ARTICLE NINTH by the stockholders of the Company shall not adversely affect any right or protection of a director of the Company existing at the time of such repeal or modification.

         TENTH. The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and, with the exception of those rights, powers, preferences and privileges conferred by the above ARTICLE NINTH, all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this article.

         The undersigned incorporator hereby acknowledges, under penalties of perjury, that the foregoing certificate of incorporation is his act and deed and that the facts stated therein are true on this 13th day of November, 1996.


                                                      /s/ Bradford R. Lenox
                                                      Bradford R. Lenox
                                                      Sole Incorporator




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